Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

October 8, 2021

OPY Acquisition Corp. I 85 Broad Street New York, New York 10004

Re:	OPY Acquisition Corp. I

Ladies and Gentlemen:

We have acted as counsel to OPY Acquisition Corp. I, a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of (i) 10,000,000 units (the “Units”), with each Unit consisting of one share (each a “Share”) of the Company’s Class A common stock, par value $.0001 per share (the “Common Stock”), and one-half of a warrant (the “Public Warrants”), with each whole Public Warrant being entitled to purchase one share of the Company’s Common Stock (each a “Public Warrant Share”), and (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option. We are also registering 1,533,333 warrants (the “Underwriters Warrants”) to be issued to the underwriters in lieu of cash compensation in connection with the offering.

The Public Warrants will be issued and sold and the Underwriters Warrants will be issued pursuant to the terms of the Warrant Agreement, filed as an exhibit to the Registration Statement on Form S-1 (the “Warrant Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation and By-laws, the Warrant Agreement, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, (ii) the Shares have been duly

OPY Acquisition Corp. I

October 8, 2021

authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Public Warrants have been duly authorized by the Company and, provided that the Public Warrants have been duly executed by the Company and duly delivered to the purchasers thereof against payment therefor, then the Public Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iv) the Underwriters Warrants have been duly authorized by the Company and, provided that the Underwriters Warrants have been duly executed by the Company and duly delivered to the underwriters, then the Underwriters Warrants, when issued and delivered by the Company in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP